UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2012

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2012, Jerome H. Granrud, a member of the Company's board of directors retired from the board. Mr. Granrud was a member of the board's audit committee and the governance and nominating committee. Coincident with Mr. Granrud's retirement the board of directors appointed John E. Sztykiel to fill the board position vacated by Mr. Granrud. Mr. Sztykiel has served as President and Chief Executive Officer of Spartan Motors, Inc. (NASDAQ: SPAR) since June 2002 and is a member of Spartan's board of directors. Attached is the Company's press release issued on November 1, 2012 describing the foregoing events.

Directors of the Company who are not employees receive annual compensation consisting of a cash retainer of $35,000, a grant of common stock with a fair value of $14,000 on the date of grant and a grant of stock options with a fair value of $21,000. Common shares and stock options granted to Directors vest immediately. In addition, each non-employee director upon his initial appointment to the Board is granted 2,000 shares of the Company's common stock.

Non-employee Directors are also reimbursed for ordinary and necessary expenses of attending board meetings.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release regarding the retirement of Jerome H. Granrud and the appointment of John E. Sztykiel to the Company's board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.
Dated: November 1, 2012	By: /s/DONALD A. FRENCH
Donald A. French
Treasurer, Secretary and
Chief Financial Officer